SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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NATURALSHRIMP INCORPORATED
(Name of Registrant as Specified in Its Charter)

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SCHEDULE 14C INFORMATION STATEMENT
(Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended)

NATURALSHRIMP INCORPORATED
5080 Spectrum Drive, Suite 1000
Addison, TX 75001

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is furnished by the Board of Directors of NaturalShrimp Incorporated, a Nevada corporation, to the holders of record at the close of business on the record date, October 8, 2018 (the “Record Date”), of the Company's outstanding common stock, $0.0001 par value per share (the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to NaturalShrimp Incorporated.

This Information Statement is being furnished to such stockholders for the purpose of informing the stockholders that the Board of Directors and the majority shareholder of the Company have approved a corporate action. The corporate action was approved by written consent of NaturalShrimp Holdings, Inc. (“NSH”), which is controlled by the Company’s CEO (Bill G. Williams) and President (Gerald Easterling), and is the owner of 5,000,000 shares of the Series A Preferred Stock constituting 76.52% of our outstanding common and preferred stock voting power on the Record Date.

The Board of Directors and the majority shareholder of the Company have approved an amendment to our Articles of Incorporation to increase our authorized common shares to 900,000,000 from the current 300,000,000. The par value of the common shares will not be changed.

The Company will, when permissible following the expiration of the appropriate periods mandated by Rule 14c and the provisions of the Nevada Revised Statutes, file Articles of Amendment to amend our Articles of Incorporation (the “Articles of Amendment”) increasing our authorized shares.

The proposed Articles of Amendment will become effective when it is filed with the Nevada Secretary of State. We anticipate that such filing will occur no earlier than twenty (20) days after this Information Statement is first mailed to shareholders.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

The Board of Directors has fixed the close of business on October 8, 2018 as the record date for the determination of shareholders who are entitled to receive this Information Statement. There were 92,056,880 shares of common stock issued and outstanding on October 8, 2018. We anticipate that this Information Statement will be mailed on or about October 10, 2018 to all shareholders of record as of the Record Date.

Only one Information Statement is being delivered to two or more security holders who share an address unless we have received contrary instruction from one or more of the security holders. We will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following is a description of the material provisions of our capital stock. The following description is intended to be a summary and does not describe all of the provisions of our articles of incorporation or bylaws or Nevada law applicable to us

General

As of October 8, 2018, the Company’s authorized capital stock consisted of 300,000,000 shares of Common Stock, par value $0.0001 per share, and 200,000,000 authorized shares of Preferred Stock, par value $0.0001 per share, with 5,000,000 of the Preferred Stock being designated as Series A Preferred Stock. As of October 8, 2018, 92,056,880 shares of Common Stock were issued and outstanding and 5,000,000 shares of Series A Preferred Stock were issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at an annual meeting of shareholders. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock voting power have the power to elect all directors and, as a practical matter, to control the company. Holders of Common Stock are not entitled to preemptive rights.

Series A Preferred Stock

The Series A Preferred Stock is not entitled to dividends, but carries liquidation rights upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, at which time the holders of the Series A Preferred Stock shall receive the sum of $0.001 per share before any payment or distribution shall be made on the Company’s common stock, or any class ranking junior to the Series A Preferred Stock. The shares of Series A Preferred Stock shall vote together as a single class with the holders of the Company’s common stock for all matters submitted to the holders of common stock, including the election of directors, and shall carry voting rights of 60 common shares for every share of Series A Preferred Stock. Any time after the two year anniversary of the initial issuance date of the Series A Preferred Stock, the Series A Preferred Stock shall be convertible at the written consent of a majority of the outstanding shares of Series A Preferred Stock, in an amount of shares of common stock equal to 100% of the then outstanding shares of common stock at the time of such conversion.

Quorum

The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

Stock Transfer Agent

The stock transfer agent for our securities is Island Stock Transfer of Clearwater, Florida. Their address is 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760. Their phone number is (727) 289-0010. Our Common Stock is quoted under the symbol “SHMP.”

MANAGEMENT

Set forth below are the names of the directors and officer of the Company, all positions and offices with the Company held, the period during which they have served as such, and the business experience during at least the last five years:

Name	Age	Positions and Offices Held
Bill G. Williams	84	Chairman of the Board, CEO
Gerald Easterling	70	President, Secretary, Director
William Delgado	59	Treasurer, CFO, Director

Bill G. Williams – Co-Founder, Chairman of the Board and Chief Executive Officer

Mr. Williams has served as Chairman of the Board and CEO of NSH since its inception in 2001. From 1997 to 2003, he was Chairman and CEO of Direct Wireless Communications, Inc. and its successor Health Discovery Corporation, a public company listed on the OTCBB exchange. From 1990 to 1997, Mr. Williams was Chairman and CEO of Cafe Quick Enterprises, which uses a unique, patented air impingement technology to cook fresh and frozen food in vending machines. From 1985 to 1990, Mr. Williams was Chairman and CEO of Ameritron Corporation, a multi-business holding company. Mr. Williams has also served a member of the board of directors of NaturalShrimp Corporation and NaturalShrimp Global, Inc. since 2001.

Gerald Easterling – Co-Founder, President and Director

Mr. Easterling has served as President and a director of NSH since its inception in 2001. Mr. Easterling has experience in the food business and related industries. In the five years prior to the formation of NSH, Mr. Easterling was Chairman of the Board of Excel Vending Companies. He also was President and Director of Cafe Quick Enterprises and has been a member of the board since 1988. Mr. Easterling has also served a member of the board of directors of NaturalShrimp Corporation and NaturalShrimp Global, Inc. since 2001.

William J. Delgado – Treasurer, Chief Financial Officer (former President of Multiplayer Online Dragon, Inc.) and Director

Mr. Delgado has served as Director of the Company since May 19, 2014. Since August 2004, Mr. Delgado has served as a Director, President, Chief Executive Officer and Chief Financial Officer of Global Digital Solutions, Inc. (“GDSI”), a publicly traded company that provides cyber arms manufacturing, complementary security and technology solutions and knowledge-based, cyber-related, culturally attuned social consulting in unsettled areas. Effective August 12, 2013, Mr. Delgado assumed the position of Executive Vice President of GDSI. He began his career with Pacific Telephone in the Outside Plant Construction. He moved to the network engineering group and concluded his career at Pacific Bell as the Chief Budget Analyst for the Northern California region. Mr. Delgado founded All Star Telecom in late 1991, specializing in OSP construction and engineering and systems cabling. All Star Telecom was sold to International FiberCom in April 1999. After leaving International FiberCom in 2002, Mr. Delgado became President/CEO of Pacific Comtel in San Diego, California, which was acquired by GDSI in 2004. Mr. Delgado holds a BS with honors in Applied Economics from the University of San Francisco and Graduate studies in Telecommunications Management at Southern Methodist University.

Family Relationships

There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

Committees of the Board of Directors

There are no committees of the Board of Directors.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, since January 1, 2018 being the commencement of the current fiscal year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.
any director or officer of the company;
2.
any proposed nominee for election as a director of the company; and
3.
any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Principal Shareholders and Security Ownership of Certain Beneficial Owners and Management

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth the number of shares of our $0.0001 par value common stock beneficially owned by (i) each person who, as of October 8, 2018, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Officers and Directors and (iii) our Officers and Directors as a group. A total of 92,056,880 common shares were issued and outstanding as of October 8, 2018.

Name and Address of Beneficial Owner (1)	Common Shares Beneficially Owned (2)	Percentage of Common Shares Beneficially Owned (2)	Series A Preferred Shares Beneficially Owned (5)	Percentage of Series A Preferred Shares Beneficially Owned (5)
Directors and Executive Officers
Bill G. Williams (3)(6)	520,240	(7)	5,000,000	100%
Gerald Easterling (3)(6)	520,240	(7)	5,000,000	100%
William Delgado (4)	6,270,719	6.74%	0	0.00%
All directors and executive officers as a group (3 persons)	6,790,959	7.38%	5,000,000	100%
5% Stockholders
-	-	-	-	-

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of any option, warrant or right, or through the conversion of a security, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)	Based on 92,056,880 shares of our common stock issued and outstanding as of October 8, 2018. See footnote 7.
(3)
Bill G. Williams is the indirect owner, together with Gerald Easterling, of 520,240 shares of common stock and 5,000,000 shares of Series A Preferred Stock of the Company, which are directly held by NaturalShrimp Holdings, Inc. Mr. Williams is the Chairman of the Board and the Chief Executive Officer of NaturalShrimp Holdings, Inc. and has shared voting and dispositive power over the shares held by NaturalShrimp Holdings, Inc. Mr. Easterling is the President of NaturalShrimp Holdings, Inc. and has shared voting and dispositive power over the shares held by NaturalShrimp Holdings, Inc.

(4)
William Delgado is the indirect owner of 6,270,719 shares of common stock, which are directly held by Dragon Acquisitions LLC. The shares of common stock beneficially owned by Dragon Acquisitions LLC, and indirectly owned by William Delgado, include 600,000 shares of common stock issuable upon conversion of outstanding convertible notes held by Dragon Acquisitions LLC. Mr. Delgado is the managing member of Dragon Acquisitions LLC and has shared voting and dispositive power over the shares held by Dragon Acquisitions LLC.

(5)
On August 17, 2018, the Company, pursuant to approval by the Company’s board of directors, filed a certificate of designation (the “Certificate of Designation”) with the state of Nevada in order to designate a class of preferred stock. The class of preferred stock that was designated is referred to as Series A Convertible Preferred Stock (the “Series A Stock”), consists of 5,000,000 shares, and was designated from the 200,000,000 authorized preferred shares of the Company. The Series A Stock is not entitled to dividends, but carries liquidation rights upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, at which time the holders of the Series A Stock shall receive the sum of $0.001 per share before any payment or distribution shall be made on the Company’s common stock, or any class ranking junior to the Series A Stock. The shares of Series A Stock shall vote together as a single class with the holders of the Company’s common stock for all matters submitted to the holders of common stock, including the election of directors, and shall carry voting rights of 60 common shares for every share of Series A Stock. Any time after the two-year anniversary of the initial issuance date of the Series A Stock, the Series A Stock shall be convertible at the written consent of a majority of the outstanding shares of Series A Stock, in an amount of shares of common stock equal to 100% of the then outstanding shares of common stock at the time of such conversion.

(6)
On August 21, 2018, the Company entered into a Stock Exchange Agreement (the “Exchange Agreement”) with NaturalShrimp Holdings, Inc. (“NaturalShrimp”), the Company’s majority shareholder, which is controlled by the Company’s CEO and President. Pursuant to the Exchange Agreement, the Company and NaturalShrimp exchanged 75,000,000 shares of common stock for 5,000,000 shares of Series A Stock. The 75,000,000 shares of common stock will be cancelled and returned to the authorized but unissued shares of common stock of the Company. Bill G. Williams and Gerald Easterling share voting and dispositive power of the shares beneficially owned by NaturalShrimp Holdings, Inc.

(7)	*equals less than 1%

DESCRIPTION OF CONSENT ACTIONS

ITEM 1: INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES

Our current Articles of Incorporation state that the number of authorized shares of Common Stock is limited to 300,000,000 shares. As of October 8, 2018, a total of 92,056,880 shares of Common Stock were issued and outstanding. The purpose of the increase in the authorized Common Stock is to provide our Company’s management with certain abilities including, but not limited to, the issuance of Common Stock to be used for public or private offerings, conversions of convertible securities, issuance of options pursuant to employee stock option plans, acquisition transactions and other general corporate purposes.

Our Board of Directors and majority shareholders approved the Amendment to increase the number of authorized shares of Common Stock to 900,000,000 shares.

The Amendment for the increase in authorized shares will become effective upon filing of the Amendment promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors nor the approval by the Majority Stockholder of the amendment to our articles of incorporation provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under the Nevada Revised Statutes, the articles of incorporation or the bylaws.

Potential Anti-Takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The increase in authorized Common Stock may make it more difficult or prevent or deter a third party from acquiring control of our Company or changing our Board and management, as well as inhibit fluctuations in the market price of our Company’s shares that could result from actual or rumored takeover attempts. The proposed increased in our authorized Common Stock is not the result of any such specific effort, rather, as indicated below, the purpose of the increase in the authorized Common Stock is to provide our Company’s management with certain abilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of our Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent Shareholders, our Company presently has no intent or plan to employ any additional authorized shares as an anti-takeover device.

Other than this proposal, our Board of Directors does not currently contemplate the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, the holders of the Company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Potential Dilution Effects of Amendment

The increase in our authorized shares could result in dilution to our current shareholders, if the Company issues additional shares of common stock. Any dilution to our current shareholders would result in less voting power than was held by our current shareholders prior to any issuance of additional common shares.

INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

No executive officer, director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

LEGAL PROCEEDINGS

As of the date of this Information Statement, there are no material proceedings against the Company or to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Bill G. Williams

On April 1, 2015, the Company entered into an employment agreement with Bill G. Williams as the Company’s Chief Executive Officer. The agreement is terminable at will and provides for a base annual salary of $96,000. In addition, the agreement provides that the Mr. Williams is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Mr. Williams will also be entitled to certain benefits including health insurance and monthly allowances for cell phone and automobile expenses.

The agreement provides that in the event Mr. Williams is terminated without cause or resigns for good reason (each as defined in the agreement), Mr. Williams will receive, as severance, his base salary for a period of 60 months following the date of termination. In the event of a change of control of the Company, Mr. Williams may elect to terminate the agreement within 30 days thereafter and upon such termination would receive a lump sum payment equal to 500% of his base salary. The agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation of employees for a period of one year following termination of the agreement.

Gerald Easterling

On April 1, 2015, the Company entered into an employment agreement with Gerald Easterling as the Company’s President. The agreement is terminable at will and provides for a base annual salary of $96,000. In addition, the agreement provides that the Mr. Easterling is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Mr. Easterling will also be entitled to certain benefits including health insurance and monthly allowances for cell phone and automobile expenses.

The agreement provides that in the event Mr. Easterling is terminated without cause or resigns for good reason (each as defined in the agreement), Mr. Easterling will receive, as severance, his base salary for a period of 60 months following the date of termination. In the event of a change of control of the Company, Mr. Easterling may elect to terminate the agreement within 30 days thereafter and upon such termination would receive a lump sum payment equal to 500% of his base salary.

The agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation of employees for a period of one year following termination of the agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

NaturalShrimp Holdings, Inc.

On November 26, 2014, Multiplayer Online Dragon, Inc., a Nevada corporation (“MYDR”), entered into an Asset Purchase Agreement (the “Agreement”) with NaturalShrimp Holdings, Inc. a Delaware corporation (“NSH”), pursuant to which MYDR was to acquire substantially all of the assets of NSH which assets consist primarily of all of the issued and outstanding shares of capital stock of NaturalShrimp Corporation (“NSC”), a Delaware corporation, and NaturalShrimp Global, Inc. (“NS Global”), a Delaware corporation, and certain real property located outside of San Antonio, Texas (the “Assets”).

On January 30, 2015, MYDR consummated the acquisition of the Assets pursuant to the Agreement. In accordance with the terms of the Agreement, the MYDR issued 75,520,240 shares of its common stock to NSH as consideration for the Assets. As a result of the transaction, NSH acquired 88.62% of MYDR’s issued and outstanding shares of common stock, NSC and NS Global became MYDR’s wholly-owned subsidiaries, and MYDR changed its principal business to a global shrimp farming company.

There were no material relationships between the MYDR and NSH or between the Company’s or NSH’s respective affiliates, directors, or officers or associates thereof, other than in respect of the Agreement. Effective March 3, 2015, MYDR amended its Articles of Incorporation to change its name to “NaturalShrimp Incorporated”.

On January 1, 2016 we entered into a note payable agreement with NSH. Between January 16, 2016 and March 7, 2016, we borrowed $134,750 under this agreement. An additional $601,361 was borrowed under this agreement in the year ended March 31, 2017. The note payable has no set monthly payment or maturity date with a stated interest rate of 2%.

Bill G. Williams

We have entered into several working capital notes payable to Bill Williams, an officer, a director, and a shareholder of the Company, for a total of $486,500 since inception. These notes are demand notes, had stock issued in lieu of interest and have no set monthly payment or maturity date. The balance of these notes at March 31, 2018 and 2017 was $426,404 and $426,404, respectively, and is classified as a current liability on the consolidated balance sheets. At March 31, 2018 and 2017, accrued interest payable was $206,920 and $172,808, respectively. We repaid $0 during the years ended March 31, 2018 and 2017

William Delgado

Between January 1, 2017 and March 31, 2017, we entered into two Private Placement Subscription Agreements and issued two Six Percent (6%) Unsecured Convertible Notes to Dragon Acquisitions, whose managing member is William Delgado, the Treasurer, Chief Financial Officer, and a director of the Company. The first note was issued on January 20, 2017, in the principal amount of $20,000, and the second note was issued on March 14, 2017, in the principal amount of $20,000. The notes accrue interest at the rate of six percent (6%) per annum, and mature one (1) year from the date of issuance. Upon an event of default, the default interest rate will be increased to twenty-four percent (24%), and the total amount of principal and accrued interest shall become immediately due and payable at the holder’s discretion. The notes are convertible into shares of our common stock at a conversion price of $0.30 per share, subject to adjustment. The notes were repaid in full between March and May 2017.

On April 20, 2017, the Company issued an additional Six Percent (6%) Unsecured Convertible Note to Dragon Acquisitions in the principal amount of $140,000. The note accrues interest at the rate of six percent (6%) per annum and matures one (1) year from the date of issuance. Upon an event of default, the default interest rate will be increased to twenty-four percent (24%), and the total amount of principal and accrued interest shall become immediately due and payable at the holder’s discretion. The note is convertible into shares of the Company’s common stock at a conversion price of $0.30 per share, subject to adjustment. $52,400 of the note has been repaid during the year ended March 31, 2018.

Gerald Easterling

On January 10, 2017, we entered into a promissory note agreement with Community National Bank in the principal amount of $245,000, with an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in La Coste, Texas, and is also personally guaranteed by the Company’s President and Chairman of the Board, as well as certain non-affiliated shareholders of the Company. As consideration for the guarantee, the Company issued 600,000 shares of common stock to the guaranteeing shareholders, not including the Company’s President and Chairman of the Board, which was recognized as debt issuance costs. The fair value of this issuance is estimated to be $264,000, based on the market value of our common stock on the date of issuance. The balance of the CNB Note is $236,413 as of March 31, 2018.

COMMUNICATIONS WITH STOCKHOLDERS

Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our President. Such communications may be confidential or anonymous, and may be submitted in writing addressed care of Bill G. Williams, Chief Executive Officer, NaturalShrimp Incorporated 5080 Spectrum Drive, Suite 1000, Addison, TX 75001. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by the proper executive officers in the same way that other concerns are addressed by us.

FINANCIAL AND OTHER INFORMATION

For more detailed information on our corporation, including financial statements, you may refer to our periodic filings made with the SEC from time to time. Copies of these documents are available on the SEC's EDGAR database at www.sec.gov or by writing our secretary at the address specified above.

SIGNATURE

By Order of the Board of Directors

October 8, 2018

NATURALSHRIMP INCORPORATED

By:
/s/Bill G. Williams
   Bill G. Williams
   Chief Executive Officer